Filed Pursuant to Rule 433
Registration Nos.: 333-209768 and
333-209768-03

Free Writing Prospectus dated September 7, 2016

Nissan Auto Lease Trust 2016-B

Issuing Entity

Nissan Auto Leasing LLC II	Nissan Motor Acceptance Corporation
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 7, 2016 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings, Inc.
Class A-1 Notes	P-1 (sf)	F1+sf
Class A-2a Notes	Aaa (sf)	AAAsf
Class A-2b Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class A-4 Notes	Aaa (sf)	AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of the Class A notes receive the ratings listed above.

Underwriters

Citigroup	BofA Merrill Lynch	HSBC

Lloyds Securities	Scotiabank	SOCIETE GENERALE	TD Securities

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-209768) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing co@broadridge.com.